Exhibit 4.2

SL INDUSTRIES, INC.
520 Fellowship Road, Suite A114
Mt. Laurel, NJ 08054

_________ , 201_

To:	_______________________ (Grantee)
_______________________
_______________________
_______________________
_______________________

We are pleased to inform you that effective on the date first written above, the Compensation Committee (the “Committee”) of Board of Directors of SL Industries, Inc. (the “Company”) granted you an award of restricted stock units (“Restricted Stock Units”), pursuant to the Company’s 2008 Incentive Stock Plan, as amended (the “Plan”) as set forth in this letter (this “Grant Letter”).  Unless otherwise defined herein, capitalized terms used in this Grant Letter shall have the same meanings as set forth in the Plan.

You have been granted an award of ______________ Restricted Stock Units pursuant to the Plan, each Restricted Stock Unit representing the right to receive one share of Common Stock, par value $0.20 (the “Stock”) on the date it vests, subject to the terms and conditions of the Plan and this Grant Letter. Restricted Stock Units constitute Equity Incentives under the Plan.

I. Restricted Stock Units

The Restricted Stock Units shall be subject to the terms and conditions set forth in the Plan and Exhibit B attached hereto. Subject to any acceleration provisions contained in the Plan, and this Grant Letter, the Restricted Stock Units shall vest upon satisfaction of the performance targets set forth on Exhibit C hereto.

In the event you cease to be eligible to participate in the Plan, for any or no reason, including if your employment with or service to the Company or any Subsidiary is terminated, before the Restricted Stock Units vest, the Restricted Stock Units and your right to acquire any shares of Stock hereunder will immediately terminate.

Any tax consequences arising from the grant or vesting of the Restricted Stock Units, its possible acceleration or redemption, and/or from the payment for shares of Stock covered thereby, shall be borne solely by you.

Notwithstanding any contrary provision of this Grant Letter or the Plan, shares of Stock will not be delivered to Grantee pursuant to this grant until Grantee furnishes the Company with, or otherwise makes provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  If Grantee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder within the time frame set by the Committee, Grantee will permanently forfeit such Restricted Stock Units and any right to receive shares of Stock pursuant to this Restricted Stock Unit grant. The Company may, but is not obligated to, sell on behalf of Grantee shares of Stock from the Restricted Stock Unit grant in an amount required to cover any withholding obligation and to issue the remaining shares of Stock to Grantee.

II. General Provisions

Administration. Vesting of the Restricted Stock Units shall be monitored through the Company’s option management system.  The issuance of Stock following the vesting of Restricted Stock Units will be subject to the rules and practices applicable to such management system.

Address for Notices.  You agree to notify the Company upon any change in the residence address indicated above.  Any notice to be given to the Company under the terms of this Grant Letter will be addressed to the Company, in care of its Secretary, at SL Industries, Inc., 520 Fellowship Road, Suite A114, Mt. Laurel, NJ 08054, or at such other address as the Company may hereafter designate in writing.

Grant is Not Transferable.  This grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.  However, the Committee in its sole discretion may permit a transfer pursuant to a domestic relations order.

Binding Letter.  Subject to the limitation on the transferability of this grant contained herein and in the Plan, this Grant Letter will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Registration Condition.  Notwithstanding any other provision in this Grant Letter or the Plan, no Stock will be issued to you unless and until the Stock to be issued upon the vesting of the Restricted Stock Unit has been registered under the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration in the United States.  The Company shall not be under any obligation to register the Stock, although the Company may in its sole discretion register the Stock at such time as the Company shall determine.  If the Company chooses to comply with an exemption from registration, the Stock may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Stock, and the Committee may also give appropriate stop transfer instructions with respect to the Stock to the Company’s transfer agent.

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Additional Conditions to Issuance of Stock.  You understand and acknowledge that, under existing law, unless at the time of the vesting of these Restricted Stock Units a registration statement under the Securities Act is in effect as to the Stock (i) any Stock issued upon vesting of these Restricted Stock Units may be required to be held indefinitely unless the Stock is subsequently registered under the Securities Act or an exemption from such registration is available; (ii) any sales of the Stock made in reliance upon Rule 144 promulgated under the Securities Act may be made only in accordance with the terms and conditions of that rule (which, under certain circumstances, restricts the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, some other exemption will be required; (iv) certificates for Stock to be issued to you hereunder shall bear a legend to the effect that the Stock has not been registered under the Securities Act and that the Stock may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Securities Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company may place an appropriate “stop transfer” order with its transfer agent with respect to the Stock; and (vi) the Company has undertaken no obligation to register the Stock or to include the Stock in any registration statement which may be filed by it subsequent to the issuance of the Stock to you.  In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.  If at any time the Company will determine, in its discretion, that the listing or qualification of the Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares of Stock to Grantee, such issuance will not occur unless and until such listing, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of any shares of Stock will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares of Stock will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

Grant Letter’s Relationship to the Plan.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Grant Letter, the terms and conditions of this Plan will prevail.

Committee Authority.  The Committee has the power to interpret the Plan and this Grant Letter and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  You agree that all actions taken and all interpretations and determinations made by the Committee in good faith regarding the Plan and this Grant Letter will be final, conclusive and binding upon Grantee, the Company and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Grant Letter.

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan, including the Restricted Stock Units and evidence of ownership of the Stock to be issued upon the vesting of the Restricted Stock Units, by electronic means or request Grantee’s consent to participate in the Plan by electronic means.  Grantee hereby consents to receive such items by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Grant Letter.

Letter Severable.  In the event that any provision in this Grant Letter will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Grant Letter.

Modifications to this Grant Letter.  This Grant Letter, which incorporates by reference the Plan, constitutes the entire understanding of the Company and Grantee with respect to the subject matter hereof and supercede in their entirety all prior understandings and agreements of the Company and the Grantee with respect to the subject matter hereof.  Modifications to this Grant Letter can be made only in an express written contract executed by a duly authorized officer of the Company or the Committee.  Notwithstanding anything to the contrary in the Plan or this Grant Letter, the Company reserves the right to revise this Grant Letter as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409A of the USA Internal Revenue Code of 1986, as amended (the “Code”), or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this award of Restricted Stock Units.

Plan Terms.  By accepting this Award, Grantee expressly warrants that he or she has received, read and understood the Plan.

Governing Law.  Grantee expressly warrants that he or she is not accepting this Grant Letter or the Restricted Stock Units in reliance on any promises, representations, or inducements other than those contained or specifically addressed herein.  This Grant Letter will be governed by the laws of the State of New Jersey applicable to contracts made and to be performed therein, without giving effect to the conflict of law principles.

[Signature page follows]

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By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Units are granted under and governed by this Grant Letter, the Plan, Exhibit B and Exhibit C attached hereto.

Very truly yours,

SL INDUSTRIES, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED

Signature

Print Name

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Exhibit A

SL Industries, Inc. 2008 Incentive Stock Plan

[see attached]

A-1

Exhibit B

Terms and Conditions of Restricted Stock Units

Unless otherwise defined herein, capitalized terms used in this Exhibit shall have the same meanings as set forth in the Plan.

1.        Grant.  The Company hereby grants to the grantee named in this Grant Letter (the “Grantee”), under the Plan, an award of Restricted Stock Units, subject to all of the terms and conditions of this Grant Letter and the Plan, which is incorporated herein by reference.

2.        Issuance of Certificates.  The Company shall issue in the Grantee’s name either through delivery by electronic issuance or by way of a certificate or certificates for the shares of Stock associated with the award promptly after vesting of the Restricted Stock Units.

3.        Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive one share of Stock on the date such Restricted Stock Unit vests, subject to Grantee’s furnishing the Company with, or otherwise making provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  Unless and until a Restricted Stock Unit has vested Grantee will have no right to delivery of such shares of Stock.  Prior to the actual delivery of any shares of Stock with respect to vested Restricted Stock Units, a Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4.        Vesting.   The Restricted Stock Units awarded by this Grant Letter will vest in accordance with the vesting provisions set forth in this Grant Letter and upon achieving the performance targets set forth on Exhibit C attached to the Grant Letter.  Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Grantee in accordance with any of the provisions of this Grant Letter unless Grantee will have been continuously eligible to participate in the Plan (an “Eligible Person”) from the grant date of the Restricted Stock Units until the date such Restricted Stock Units vest.

5.        Committee Discretion.  The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of Grantee’s unvested Restricted Stock Units at any time, including upon a Change in Control, subject to the terms of the Plan and in accordance with any other written agreement between Grantee and the Company.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee, the Plan or an applicable written agreement between Grantee and the Company.

6.        Forfeiture upon Termination of Status as an Eligible Person.  Notwithstanding any contrary provision of this Grant Letter, but subject to the Plan, any other written agreement between Grantee and the Company, and Paragraph 4 of this Exhibit B, once Grantee loses his status as an Eligible Person, for any or no reason, the balance of the Restricted Stock Units that have not vested at that time and Grantee’s right to acquire any shares of Stock hereunder will immediately terminate.

B-1

7.        Withholding of Taxes.  Notwithstanding any contrary provision of this Grant Letter or the Plan, shares of Stock will not be delivered to Grantee pursuant to this grant until Grantee furnishes the Company with, or otherwise makes provision for, sufficient funds to satisfy the Company’s tax withholding obligations.  If Grantee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder within the time frame set by the Committee, Grantee will permanently forfeit such Restricted Stock Units and any right to receive shares of Stock pursuant to this Restricted Stock Unit grant. The Company may, but is not obligated to, sell on behalf of Grantee shares of Stock from the Restricted Stock Unit grant in an amount required to cover any withholding obligation and to issue the remaining shares of Stock to Grantee.

8.           Grantee Rights.  A Grantee shall have no rights to an award of Restricted Stock Units unless and until Grantee accepts the award within the period prescribed by the Committee.

9.        Rights as Stockholder.  Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock have been issued, if certificated, and such issuance is recorded on the records of the Company or its transfer agents or registrars.  After such issuance, recordation and delivery, Grantee will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and distributions on such shares of Stock.

10.        No Guarantee of Continued Service.  Grantee acknowledges and agrees that the vesting of the Restricted Stock Units is earned only by meeting the performance targets set forth on Exhibit C to the Grant Letter and continuing to be an Eligible Person of the Company (or the subsidiary employing or otherwise retaining Grantee) and not through the act of being hired, being granted this award of Restricted Stock Units or acquiring shares of Stock hereunder.  Grantee further acknowledges and agrees that this Grant Letter, the transactions contemplated hereunder and the vesting requirements set forth on Exhibit C do not constitute an express or implied promise of continued engagement by the Company for the vesting period, for any period, or at all, and will not interfere in any way with Grantee’s right or the right of the Company (or the subsidiary employing or otherwise retaining grantee) to terminate Grantee’s relationship with the Company.

B-2

Exhibit C

Performance Targets / Vesting Requirements

C-1